Exhibit 99.1

Lands’ End Announces Second Quarter Fiscal 2022 Results

DODGEVILLE, Wis., September 1, 2022 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended July 29, 2022.

Jerome Griffith, Chief Executive Officer, stated, “We are very pleased with our performance this quarter, exceeding our revenue and profit expectations. Despite global supply chain and consumer challenges, our teams continue to successfully navigate these challenges. Our performance this quarter across our four strategic growth pillars – product, digital, uni-channel distribution, and infrastructure – gives us confidence in the long-term opportunity ahead.”

Second Quarter Financial Highlights:

•	For the second quarter, net revenue decreased 8.6% to $351.2 million compared to $384.1 million in the second quarter of fiscal 2021.

◦

Global eCommerce net revenue decreased 16.0% for the second quarter. Net revenue in U.S. eCommerce decreased 14.4% and International eCommerce decreased 23.9%, both driven by delayed receipts of key products due to global supply chain and continued macroeconomic challenges.

◦	Outfitters net revenue increased 7.7%, attributed to stronger demand within school uniform households and national accounts.
◦	Third Party net revenue increased 42.9%, primarily attributed to growth in the Kohl’s online marketplace, and growth in other new and existing online marketplaces.

•

Gross margin decreased approximately 530 basis points to 41.0%, compared to 46.3% in second quarter of fiscal 2021. The Gross margin decline was attributable to an incremental $11.7 million of transportation costs as a result of global supply chain challenges, in addition to increased promotional activity and margin mix from growth in our Third Party business.

•

Selling and administrative expenses decreased $8.0 million to $128.6 million or 36.6% of net revenue, compared to $136.6 million or 35.6% of net revenue in second quarter of fiscal 2021. The approximately 100 basis points increase was driven by deleverage on lower sales partially offset by continued expense controls.

•	Net loss was $2.2 million, or $0.07 loss per diluted share. This compares to Net income of $16.2 million or $0.48 earnings per diluted share in the second quarter of fiscal 2021.

•	Adjusted EBITDA decreased to $15.8 million compared to $41.4 million in the second quarter of fiscal 2021.

Second Quarter Business Highlights:

•	The Company exceeded its profit expectations despite the ongoing global supply chain challenges, changing consumer landscape and difficult macroeconomic conditions.
•	Continued to expand its Third Party business with a strong growth in existing and new online marketplaces.
•	Outfitters business experienced strong demand across its school uniform households and national accounts.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $23.5 million as of July 29, 2022, compared to $39.2 million as of July 30, 2021.

Inventories, net, was $569.2 million as of July 29, 2022, and $464.3 million as of July 30, 2021.

Net cash used in operations was $117.5 million for the 26 weeks ended July 29, 2022, compared to net cash provided by operations of $30.5 million for the 26 weeks ended July 30, 2021. The increase in Net cash used in operations was primarily attributable to earlier receipts and in-transit shipments for fall and holiday inventory compared to prior years and increased transportation costs due to the global supply chain challenges.

As of July 29, 2022, the Company had $135.0 million of borrowings outstanding and $126.2 million of availability, based upon the loan cap calculated in the borrowing base under its asset-based senior secured credit facility, compared to $25.0 million of borrowings as of July 30, 2021. Additionally, as of July 29, 2022, the Company had $250.9 million of term loan debt outstanding compared to $264.7 million of term loan debt outstanding as of July 30, 2021.

During the second quarter, the Company repurchased $2.4 million of the Company’s common stock under its previously announced $50 million share repurchase program.

Outlook

Jim Gooch, President and Chief Financial Officer, stated, “We are pleased to have delivered profitability ahead of our expectations despite continued supply chain challenges and macroeconomic factors impacting our customer. Despite these ongoing industry-wide challenges, we remain confident in our digitally-led business model and our ability to execute on our strategic initiatives.”

For the third quarter of fiscal 2022 the Company expects:

•	Net revenue to be between $375.0 million and $390.0 million.
•	Net income to be between $1.0 million and $4.0 million and diluted earnings per share to be between $0.03 and $0.12.
•	Adjusted EBITDA in the range of $20.0 million to $24.0 million.

This third quarter outlook assumes approximately $9.0 million of incremental transportation expenses due to the global supply chain challenges.

For fiscal 2022 the Company now expects:

•	Net revenue to be between $1.60 billion and $1.64 billion.
•	Net income to be between $16.5 million and $23.5 million, and diluted earnings per share to be between $0.49 and $0.70.
•	Adjusted EBITDA in the range of $95.0 million to $105.0 million.
•	Capital expenditures of approximately $37.0 million.

This full year outlook assumes approximately $35.0 million of incremental transportation expenses due to the global supply chain challenges and gross margin improvement in the second half of the year, as higher supply chain costs are lapped.

Conference Call

The Company will host a conference call on Thursday, September 1, 2022, at 8:30 a.m. ET to review its second quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. We offer products online at www.landsend.com, through our own Company Operated stores and through third-party distribution channels. We are a classic American lifestyle brand with a passion for quality, legendary service and real value. We seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s ability to successfully navigate global supply chain and consumer challenges; the Company’s confidence in its long-term opportunity; the Company’s confidence in its business model and its ability to execute on and the expected results of its strategic initiatives; and the Company’s outlook and expectations as to net revenue, net income, earnings per share and Adjusted EBITDA for the third quarter of fiscal 2022 and for the full year of fiscal 2022, capital expenditures for fiscal 2022, assumptions regarding incremental transportation expenses due to the global supply chain challenges in the third quarter of fiscal 2022 and full year of fiscal 2022 and gross margin improvement in the second half of fiscal 2022, as higher supply chain costs are lapped. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges have resulted in a significant increase in inbound transportation costs and delays in receiving product; further disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to COVID-19 and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal stockholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

James Gooch

President and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Bruce Williams

(332) 242-4303

Bruce.Williams@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	July 29, 2022	July 30, 2021	January 28, 2022*
ASSETS
Current assets
Cash and cash equivalents	$23,505	$39,223	$34,301
Restricted cash	2,091	2,102	1,834
Accounts receivable, net	40,917	30,203	49,668
Inventories, net	569,174	464,291	384,241
Prepaid expenses and other current assets	39,267	31,127	36,905
Total current assets	674,954	566,946	506,949
Property and equipment, net	124,626	136,714	129,791
Operating lease right-of-use asset	32,115	33,989	31,492
Goodwill	106,700	106,700	106,700
Intangible asset	257,000	257,000	257,000
Other assets	3,760	4,347	4,702
TOTAL ASSETS	$1,199,155	$1,105,696	$1,036,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750	$13,750
Accounts payable	236,015	211,916	145,802
Lease liability – current	6,720	5,437	5,617
Other current liabilities	101,015	130,285	146,263
Total current liabilities	357,500	361,388	311,432
Long-term borrowings under ABL Facility	135,000	25,000	—
Long-term debt, net	228,948	240,020	234,474
Lease liability – long-term	32,333	35,912	32,731
Deferred tax liabilities	45,516	47,469	46,191
Other liabilities	4,913	6,084	5,110
TOTAL LIABILITIES	804,210	715,873	629,938
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 33,202, 32,981 and 32,985, respectively	332	330	330
Additional paid-in capital	371,245	370,353	374,413
Retained earnings	39,947	30,086	44,595
Accumulated other comprehensive (loss)	(16,579)	(10,946)	(12,642)
TOTAL STOCKHOLDERS’ EQUITY	394,945	389,823	406,696
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,199,155	$1,105,696	$1,036,634

*Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands, except per share data)	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
Net revenue	$351,178	$384,109	$654,843	$705,406
Cost of sales (excluding depreciation and amortization)	207,141	206,320	381,631	379,880
Gross profit	144,037	177,789	273,212	325,526

Selling and administrative	128,573	136,649	244,267	262,171
Depreciation and amortization	9,883	9,791	19,467	19,695
Other operating expense, net	39	—	39	443
Operating income	5,542	31,349	9,439	43,217
Interest expense	8,813	8,837	16,982	17,897
Other (income), net	(166)	(123)	(328)	(290)
(Loss) income before income taxes	(3,105)	22,635	(7,215)	25,610
Income tax (benefit) expense	(926)	6,414	(2,665)	6,750
NET (LOSS) INCOME	$(2,179)	$16,221	$(4,550)	$18,860
NET (LOSS) INCOME PER COMMON SHARE
Basic:	$(0.07)	$0.49	$(0.14)	$0.57
Diluted:	$(0.07)	$0.48	$(0.14)	$0.56

Basic weighted average common shares outstanding	33,361	32,979	33,262	32,875
Diluted weighted average common shares outstanding	33,361	33,713	33,262	33,710

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA measurement. Adjusted EBITDA is computed as Net income (loss) appearing on the Condensed Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and as a basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	For the 13 weeks and 26 weeks ended July 29, 2022 and July 30, 2021, we excluded the impacts of amortization of transaction related costs associated with Third Party distribution channel.

◦

For the 13 weeks ended July 29, 2022 and 26 weeks ended July 29, 2022 and July 30, 2021 we excluded the impacts of loss on disposal of property and equipment as management considers the net gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

The following table sets forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue:

	13 Weeks Ended
(in thousands)	July 29, 2022		July 30, 2021
Net (loss) income	$(2,179)	(0.6)%	$16,221	4.2%
Income tax (benefit) expense	(926)	(0.3)%	6,414	1.7%
Other (income), net	(166)	(0.0)%	(123)	(0.0)%
Interest expense	8,813	2.5%	8,837	2.3%
Operating income	5,542	1.6%	31,349	8.2%
Depreciation and amortization	9,883	2.8%	9,791	2.5%
Other	344	0.1%	250	0.1%
Loss on disposal of property and equipment	39	0.0%	—	—%
Adjusted EBITDA	$15,808	4.5%	$41,390	10.8%

	26 Weeks Ended
(in thousands)	July 29, 2022		July 30, 2021
Net (loss) income	$(4,550)	(0.7)%	$18,860	2.7%
Income tax (benefit) expense	(2,665)	(0.4)%	6,750	0.9%
Other (income), net	(328)	(0.1)%	(290)	(0.0)%
Interest expense	16,982	2.6%	17,897	2.5%
Operating income	9,439	1.4%	43,217	6.1%
Depreciation and amortization	19,467	3.0%	19,695	2.8%
Other	688	0.1%	500	0.1%
Loss on disposal of property and equipment	39	0.0%	443	0.1%
Adjusted EBITDA	$29,633	4.5%	$63,855	9.1%

Third Quarter Fiscal 2022 Guidance	13 Weeks Ended
(in millions)	October 28, 2022
Net income	$1.0	—	$4.0
Depreciation, interest, other income, taxes and other adjustments	19.0	—	20.0
Adjusted EBITDA	$20.0	—	$24.0

Fiscal 2022 Guidance	52 Weeks Ended
(in millions)	January 27, 2023
Net income	$16.5	—	$23.5
Depreciation, interest, other income, taxes and other adjustments	78.5	—	81.5
Adjusted EBITDA	$95.0	—	$105.0

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
(in thousands)	July 29, 2022	July 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(4,550)	$18,860
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	19,467	19,695
Amortization of debt issuance costs	1,546	1,597
Loss on disposal of property and equipment	39	443
Stock-based compensation	3,403	6,069
Deferred income taxes	372	46
Other	(374)	194
Change in operating assets and liabilities:
Accounts receivable, net	8,292	7,071
Inventories, net	(190,885)	(81,971)
Accounts payable	91,370	78,376
Other operating assets	(2,105)	10,615
Other operating liabilities	(44,100)	(30,470)
Net cash (used in) provided by operating activities	(117,525)	30,525
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	87	—
Purchases of property and equipment	(14,863)	(11,961)
Net cash used in investing activities	(14,776)	(11,961)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	141,000	75,000
Payments of borrowings under ABL Facility	(6,000)	(75,000)
Payments on term loan	(6,875)	(6,875)
Payments for taxes related to net share settlement of equity awards	(4,310)	(5,084)
Purchases and retirement of common stock	(2,357)	—
Payment of debt-issuance costs	—	(932)
Net cash provided by (used in) financing activities	121,458	(12,891)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	304	(142)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(10,539)	5,531
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	36,135	35,794
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$25,596	$41,325
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$2,914	$2,726
Income taxes paid, net of refunds	$4,013	$18,338
Interest paid	$16,661	$16,306
Lease liabilities arising from obtaining operating lease right-of-use assets	$3,902	$1,161